NON-EMPLOYEE INTERIM CHIEF EXECUTIVE OFFICER

ENGAGEMENT AGREEMENT

This Non-employee Interim CEO Agreement ("Agreement") is entered into as of the 3rd day of April, 2006 (the “Effective Date”) by and between Genesis Bioventures Inc., a New York corporation (the “Company”), and Experigen Management Company, LLC, a Nevada corporation (“Management Company”).

A.           Management Company and Company entered into the Consulting, Confidentiality and Proprietary Rights Agreement on November 4, 2005 (“November 4 Agreement) for Management Company to provide certain management consulting services to Company.

B.         Subsequent to the November 4, 2005 Agreement Company determined to retain Douglas C. Lane, President of Management Company, to provide Non-employee Interim Chief Executive Officer (“Non-employee Interim CEO”) services to Company;

C.           Management Company and Company now amend the November 4, 2005 Agreement such that Douglas C. Lane, President of Management Company (“Mr. Lane”), shall provide Non-employee Interim CEO services to Company as set forth on Schedule A attached hereto and as specified from time to time by the Board of Directors of the Company.

D.           Upon execution of this Agreement Company will pay to Management Company all amounts due to Management Company by Company and remaining unpaid as of March 31, 2006, $30,000 plus reimbursement for outstanding expenses.

E. Company and Management Company agree Company shall retain Mr. Lane as an employee of Company as CEO and President of Company following completion of minimum $3,000,000 financing of Company and subject to mutually agreed employment agreement contract between Company and Mr. Lane; approval by Management Company; and, approval by Company Board of Directors, under terms and conditions that are no less favorable than those terms and conditions in, and generally in the form of, the Employment Agreement in Schedule C.

F.            As a result of Management Company’s and Mr. Lane’s engagement, the Company and/or its affiliates has, or have disclosed to Management Company and Mr. Lane, and Management Company and Mr. Lane has obtained, certain Confidential Information (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Mr. Lane, President of Management Company, to perform those Non-employee Interim CEO duties set forth in the Schedule A attached hereto and such other duties as may be requested from time to time by the Board of Directors of the Company. Mr. Lane hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement. This agreement shall be ratified by the Board of Directors of Company.

2. Non-employee Interim Chief Executive Officer. Management Company agrees to designate Mr. Lane, President of Management Company as the Non-employee Interim CEO to Company to perform those duties of Non-employee Interim Chief Executive Officer for Company as defined herein. Mr. Lane shall provide services as Non-employee Interim CEO of Company.

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3.  Directorship.  Executive will be nominated for election to the Company's Board of Directors and at the pleasure of the Company's stockholders. Executive agrees to serve as a Director on the Board, compensation to be determined by the Compensation Committee of the Board of Directors.

4. Compensation.

A.          Base Fee. For the services rendered by Mr. Lane under this Agreement, the Company shall pay to Management Company the compensation specified in the Schedule A, subject to the terms and conditions set forth in this Agreement.

B.          Achievement Bonus Fee. The Company shall pay Management Company an Achievement Bonus  Fee annually based upon achievement by the Company of its corporate goals as established and determined by the Board annually and for other achievements by the Company or Mr. Lane during the year as approved by the Compensation Committee of the Board. The Board or Compensation Committee, as applicable, shall, in their respective sole discretion, determine whether such corporate or other goals have been attained or other achievements have occurred.  Management Company’s Achievement Bonus Fee for the period from April 1, 2006 through December 31, 2006 is specified in Schedule A. Payment of the Achievement Bonus Fee to Management Company shall occur within 30 days following the last day of Company’s fiscal year.

C.          Transaction Bonus Fee. In the event of a transaction involving a Change in Control approved by the Company's Board of Directors, which transaction results in the receipt by the Company's stockholders of consideration with a value representing, in the sole judgment of the Board of Directors, a significant premium over the price per share of the Company's stock as determined 20 days ending one day prior to the public announcement of such transaction (a "Change in Control Transaction"), Management Company shall be paid a Transaction Bonus Fee at the closing of such a material transaction in the amount established in the Schedule herein.  Payment of the Transaction Bonus Fee to Management Company shall occur within 30 days of the closing of such transaction.

Management Company shall be paid a Transaction Bonus of one and one half percent (1.5%) of the associated value of a transaction approved by the Board of Directors which is not a Change in Control Transaction, but which, nonetheless, involves a significant change in the ownership of the Company or the composition of the Board of Directors of the Company, and which results in significant additional value for the Company's stockholders, or which results in significant value for the Company’s stockholders, as determined by the Board of Directors in its sole discretion and as specifically designated a significant event by the Board of Directors (a "Significant Event").

If the Company enters into a transaction which is a Change in Control Transaction, then all of the stock and warrants issued to Management Company before the effective date of the transaction shall no longer be required to be returned to Company under Section 6 (Voluntary Termination) or Section 8 (Termination for Cause).

5. Term and Survivability. The term of this Agreement shall be for a period of 18 Months (Eighteen Months), beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause, effective immediately upon written notice to the other party.

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6. Termination Fee. The conditions for Mr. Lane furnishing services as a consultant, the payments to the Management Company to which Company have made previous payments, the nonassignability of the personal services required by the consulting arrangement, and the other terms and conditions of the November 4 Agreement remain in place except as modified herein. In the event that a mutually acceptable Employment Agreement as attached hereto has not been executed by the Company on or before September 30, 2007 (or such later date to which your engagement has been extended pursuant to paragraph 1 hereof) or this agreement is terminated for any reason other than the reasons specified in paragraphs 6.A. and 6.C. below, Company will pay Management Company an additional engagement fee, an engagement termination fee equal to 12 months of the engagement fee as set forth in the Schedule A hereof.

7.	Termination.

A.           Voluntary Termination: In the event Agreement is terminated because Mr. Lane voluntarily terminates his engagement with Company before September 30, 2007, then:

(1),        Mr. Lane shall return to the Company the combination of stock and warrants specified in Schedule B:

(2).        Company will not pay the engagement termination fee, or any portion thereof to Mr. Lane; and

(3).       Mr. Lane will receive any unpaid portion of his engagement fee through the date of termination.

B.           Change-of-Control. In the event that Agreement has not been terminated prior to a “Change-of-Control” (as described below), upon a “Change-of-Control”, Mr. Lane shall retain 100% of the stock and warrants Company granted to Mr. Lane on April 3, 2006. Under the Change-of-Control agreement with the Company, a “Change-of-Control” is deemed to occur upon the occurrence of any of the following events:

(1).	Company’s dissolution or liquidation;

(2).         a merger or consolidation in which Company is not the surviving corporation;

(3).         a merger in which Company is the surviving corporation but after which Company shareholders prior to such merger (other than any shareholder which merges (or which owns or controls another corporation which merges) with us in such merger) owns less than 50% of the voting shares or another equity interest in Company after such merger;

(4).	a sale of substantially all of Company assets;

(5).         an acquisition, sale or transfer of a majority of Company’s outstanding shares by tender offer or similar transaction;

(6).         a new or existing shareholder who may be a member of management (other than Mr. Lane) or an affiliate of Company obtains unilateral control, directly or indirectly, of Company or Company’s Board of Directors, whether alone or in concert with others;

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(7).         a new shareholder or group of shareholders that may include current management (other than Mr. Lane) or affiliate obtains unilateral control, directly or indirectly, of Company or Company’s Board of Directors;

(8).         an involuntary change in the composition, as of April 3, 2006, of more than 33% of Company’s Board of Directors; or

(9).         any person, entity or combination thereof controls, individually or collectively through ownership, assignment, voting proxy or the like, 50% or more of the outstanding voting shares ordinarily having the right to vote for the election of Company’s directors or the combined voting powers thereof.

C.           Termination for Cause. In the event Agreement is terminated by the Company because Mr. Lane: (i) is convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving the Company) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months in the jurisdiction involved; (ii) has engaged in any substantiated act involving moral turpitude; (iii) Mr. Lane’s gross neglect or misconduct in the performance of engagement duties including the willful failure or refusal to perform such duties as may reasonably be assigned to Mr. Lane by the Board of Directors of the Company consistent with Mr. Lane’s Non-employee Interim CEO position, or (iv) a material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), the Company will give to Mr. Lane advance notice so that Mr. Lane will have at least ten business days to cure any such breach, the engagement termination fee will not be payable; provided that in such event, however, the Company would pay to Management Company amounts due to Management Company pursuant to paragraph 3 hereof prorated to the date of such termination.

D.          By Death. The Agreement shall terminate automatically upon the death of Mr. Lane. In such event, the Company shall pay to Management Company or his estate, as the case may be, any accrued Base Fee, any Achievement Bonus and any Transaction Bonus compensation to the extent earned.

Upon termination of this Agreement the following sections of this Agreement shall survive such termination, for the period, if any, set further therein: Sections 3, 7, 8, 9, 10, 11, 12, 14, 15, 17, 18, 20.

8. Costs and Expenses of Management Company's Performance. Except as set forth in the attached Schedule, all costs and expenses of Management Company's performance hereunder shall be borne by the Company, so long as the Company agrees verbally or in writing to reimburse or pay such costs and expenses.

9. Taxes. As an independent contractor, Management Company acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Management Company pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts

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paid to Management Company hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Management Company, and any such withholding shall be for Management Company's account and shall not be reimbursed by the Company to Management Company. Management Company expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

10. Confidentiality. For a period of twenty four months from the termination of this Agreement, Management Company agrees that Management Company will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by the Management Company during the period of the Management Company's engagement by the Company. For purposes of this Agreement, "Confidential Information" shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by Management Company hereunder. For purposes of this Agreement, "Trade Secrets" shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company's business or in the business of any of its affiliates.

Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Management Company; (ii) available to Management Company on a non-confidential basis prior to the disclosure by Company to Management Company; (iii) available to the Management Company on a non-confidential basis from a source other than Company or is affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Management Company by law or pursuant to court order. Management Company shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

11. Return of the Company’s Proprietary Materials. Management Company agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Management Company may then possess or have under its control. Management Company further agrees that upon termination of this Agreement, Management Company's, employees, Management Company’s, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

12. Assignment of Proprietary Rights. Other than the Proprietary Rights listed on the Schedule attached hereto, Management Company hereby assigns and transfers to the Company all

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right, title and interest that Management Company may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Management Company, whether solely or jointly with others, during the period of Management Company's engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Management Company acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Management Company develops or prepares for the Company hereunder during the period of Management Company's engagement by the Company and that such work by Management Company shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Management Company will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company's benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Management Company will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

13. Trade Secrets of Others. Management Company represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Management Company in confidence or in trust prior to its engagement by the Company, and Management Company will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Management Company agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

14. Other Obligations. Management Company acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Management Company agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to take action as may be reasonably required to discharge the obligations of the Company thereunder.

15. Independent Contractor. Management Company and designated Non-employee Interim CEO individually shall not be deemed to be employees or agents of the Company for any purpose whatsoever. Management Company shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company on behalf of Management Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

16. Directors and Officers Insurance. The Company shall, at its own expense, at all times maintain a minimum of $2,000,000 (Two Million Dollars) Directors and Officers insurance.

17. Key Man Insurance. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist

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Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

18. Indemnification. The Company shall, at its own expense, defend, indemnify and hold harmless the Management Company and Management Company’s employees, consultants or independent contractors who provide services for Company on behalf of Management Company from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys' fees and disbursements) (i) relating to or arising out of the Company's actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Management Company and Management Company’s employees, consultants and independent contractors; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Management Company’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Management Company hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.

19. Non-Solicitation.     Management Company and its employees, consultants and independent contractors will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual's relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

20. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Management Company, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

21. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada.

22. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedule referred to in this Agreement is incorporated into this Agreement by this

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reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

23. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Management Company without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

24. Approval of Public Communications and Press Releases. Management Company and Company agree that any and all public announcement regarding Management Company or Non-employee Interim CEO must be approved by Management Company in advance.

25. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

26. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

27. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:

Genesis Bioventures, Inc.

Suite A

3033 King George Hwy.

Surrey, British Columbia

Canada, V4P 1B8

Ph:	(604) 542-0821

Fax: (604) 542-0821

Attn: Legal Department

(ii) If to Management Company:

Experigen Management Company, LLC
c/o Douglas C. Lane, President
10940 Wilshire Blvd.
Suite 1600
Los Angeles, CA 90024
Ph:	(310) 443-4100
Fax: (310) 443-4220

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Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting, Confidentiality, and Proprietary Rights Agreement as of the day and year first above written.

Genesis Bioventures, Inc.

By: _____________________________	__________________
Name:	Date
Title:

Experigen Management Company, LLC

By: _____________________________	__________________
Douglas C. Lane, President	Date

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Schedule A
1.	Duties of the Non-employee Interim CEO:
a.	Perform the duties and responsibilities of the Chief Executive Officer of the Company;
b.	Perform other duties as directed by the Board of Directors of the Company,
2.	Compensation to Management Company:
a.

Company shall pay Management Company $17,000 (USD Seventeen Thousand Dollars) per month to be disbursed no less frequent than once per month, on the beginning of each month of Non-employee Interim CEO service.

b.	Company shall pay Management Company in Company common stock equal to 7% of Company common stock as of the Effective date, on a fully diluted basis, as follows, upon execution of this Agreement:

1) One stock certificate for two percent 2.0% (two percent; 1,229,092 Shares) of Company common stock as of the Effective Date on a fully diluted basis;

2) One warrant to purchase 2.5% (two and one half percent; 1,536,366 Shares) of Company common stock as of the Effective Date on a fully diluted basis at $0.10 (ten cents) per share exercisable for five years from date of issue;

3)

          A second warrant to purchase 2.5% (two and one half percent; 1,536,366 Shares) of Company common stock as of the Effective Date on a fully diluted basis at ten cents ($0.10) per share exercisable for five years from date of issue.

3.	Achievement Bonus Fee:
a.	Company shall pay Management Company an Achievement Bonus Fee of $50,000 if Company achieves a minimum $4,000,000 Company financing during 2006 (“Achievement Bonus Milestone”).

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Schedule B

Return of Company Equity Pursuant to Voluntary Termination (Section 6)

1.            Two warrants granted to Mr. Lane (Schedule A) shall be returned to Company if termination under Section 6 occurs within the first 12 (Twelve ) months following the Effective Date.

2.           One warrant granted to Mr. Lane (Schedule A) shall be returned to Company if termination under Section 6 occurs after the first 12 months following the Effective Date and before:

(a) 18 (Eighteen) months following the Effective Date; or,

(b) 24 (Twenty four) months following the Effective Date if

(i) the Agreement is extended by mutual consent for a minimum additional 6 (six) month period and Mr. Lane is engaged by Company as Non-employee Interim CEO; or

(ii) the Company and Mr. Lane enter into the Employment Agreement (Schedule C) and Mr. Lane is employed by the Company as Chief Executive Officer.

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Schedule C

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), entered into this ___ day of ___, 200_, by and between Genesis Bioventures, Inc., a New York corporation (hereinafter the "Company"), and Douglas C. Lane, (hereinafter "Executive").

RECITALS

WHEREAS, the Company and Executive entered into a Non-employee Interim Chief Executive Officer Consulting Agreement, dated as of April 3st, 2006, the "Consulting Agreement";

WHEREAS, the Company and Executive wish for this Agreement to supersede and replace the Consulting Agreement upon the Commencement Date (the “Commencement Date”).

NOW, THEREFORE, the Company and Executive, in consideration of the Executive's continued employment with the Company, agree as follows:

ARTICLE I.

TERM OF AGREEMENT

A.  Commencement Date.  The terms of this Agreement shall govern Executive's employment with the Company immediately upon execution of this Agreement and this Agreement shall expire and terminate on the third anniversary of the Commencement Date, unless terminated earlier pursuant to Article 6. Company and Executive agree that this Agreement will supersede and replace all previous understandings regarding the employment and/or engagement of Executive by the Company including, inter alia, the terms and conditions of the Previous Employment Agreement.

B.  Renewal.  The term of this Agreement shall be automatically renewed for successive, additional three (3) year terms unless either party delivers written notice to the other at least ninety (90) days prior to the expiration date of this Agreement of an intention to terminate this Agreement or to renew it for a term of less than three (3) years but not less than (1) year. If the term of this Agreement is renewed for a term of less than three (3) years, then thereafter the term of this Agreement shall be automatically renewed for successive, additional identical terms unless either party delivers a written notice to the other at least ninety (90) days prior to a termination date of this Agreement of an intention to terminate this Agreement or to renew it for a different term of not less than one (1) year. Any renewal bonus will be negotiated as mutually agreed to at the time of any renewal of this Agreement.

C.  Nonrenewal.   If this Agreement is not renewed at the end of any term hereof by the Company for any reason except death, disability or retirement of Executive, notwithstanding anything herein elsewhere contained, Executive shall be paid his salary, as provided for in Section 3.A hereof, and receive the other benefits applicable under Article 4 hereof, for an additional twelve (12) months after the termination date hereof.  Nonrenewal provision shall become effective upon the earlier of (a) adequate company revenue to support Nonrenewal provision or (b) closing of Company’s Series B equity financing

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ARTICLE II.

EMPLOYMENT DUTIES

A.  Title/Responsibilities.  Executive hereby accepts employment with the Company pursuant to the terms and conditions hereof as of the Commencement Date. Executive agrees to serve the Company in the positions of “Chief Executive Officer and President”. Executive agrees to serve the Company in the positions of “Chief Executive Officer and President”. Executive shall report to the Board of Directors of the Company (the “Board”). Executive shall have the powers and duties commensurate with such position, including but not limited to, hiring personnel necessary to carry out the responsibilities for such position.

B.  Full Time Attention.  Executive shall devote his full time attention to the performance of the services customarily incident to such office and to such other services as the Board may reasonably request, provided that Executive may also serve on the Boards of Directors of a limited number of other companies with the prior written consent of the Board.

C. Place of Employment: Executive shall be employed in the Los Angeles metropolitan area.

D. Other Activities.  Except upon the prior written consent of the Board of Directors, Executive shall not during the term of this Agreement, engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an "Affiliated Company"), provided that Executive may own less than two percent of the outstanding securities of a publicly traded competing corporation.

D.  Directorships.  Executive will be nominated for election to the Company's Board of Directors and at the pleasure of the Company's stockholders. Executive agrees to serve as a Director on the Board, compensation to be determined by the Compensation Committee of the Board of Directors.

ARTICLE III.

COMPENSATION

A.  Base Salary.  Executive shall receive a Base Salary at an annual rate of “Two Hundred Fifty Thousand Dollars ” ($250,000), payable in accordance with the Company's customary payroll practices. The Board shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such Base Salary as the Board may from time to time establish in its sole discretion. Notwithstanding the foregoing, Employee’s base salary (at the time) shall be increased by a minimum of five percent (5%) on each anniversary of the date of Commencement Date.

All compensation payable to Executive hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

B.  Achievement Bonus.  The Company shall pay Executive an Achievement Bonus  annually based upon achievement by the Company of its corporate goals as established and determined by the Board annually and for other achievements by the Company or the Executive during the year as approved by the Compensation Committee of the Board. The Board or Compensation Committee, as applicable, shall, in their respective sole discretion, determine whether such corporate or other goals have been attained or other achievements have occurred.  Executives Achievement Bonus for the fiscal year 200_ is attached as Exhibit A.

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C.     Transaction Bonus.   In addition, in the event of a transaction involving a Change in Control approved by the Company's Board of Directors, which transaction results in the receipt by the Company's stockholders of consideration with a value representing, in the sole judgment of the Board of Directors, a significant premium over the price per share of the Company's stock as determined 20 days ending one day prior to the public announcement of such transaction (a "Change in Control Transaction"), Executive shall be paid a Transaction Bonus at the closing of such a material transaction in the amount established in the Schedule herein.  Payment of the Transaction Bonus to Executive shall occur within 30 days of the closing of such transaction.

Executive will receive a Transaction Bonus equal of one and one half percent (1.5%) of the associated value of the Change of Control Event when the associated value of the Change of Control Event.

Executive shall also be paid a Transaction Bonus of one and one half percent (1.5%) of the associated value of a transaction approved by the Board of Directors which is not a Change in Control Transaction, but which, nonetheless, involves a significant change in the ownership of the Company or the composition of the Board of Directors of the Company, and which results in significant additional value for the Company's stockholders, or which results in significant value for the Company’s stockholders, as determined by the Board of Directors in its sole discretion and as specifically designated a significant event by the Board of Directors (a "Significant Event").

If the Company enters into a transaction which is a Change in Control Transaction, then all of the Executive's stock options issued to Executive before the effective date of the transaction shall become exercisable in full and all of the shares of stock of the Company purchased by the Executive and awarded to Executive under the Company's Stock Option / Issuance Plan (the “Plan”) received before the effective date of the Change in Control Transaction shall become fully vested.

D.        Company Equity.  Executive will be issued restricted stock pursuant to this Article III D such that Executive will have 10% of the equity of the Company on a fully diluted basis as of the Commencement date, inclusive of the Executives current holdings. Executive will be issued Incentive Stock Options representing 5% of the Company’s issued and outstanding common stock.

All stock options shall be subject to the terms and conditions of the Company’s Stock Option / Issuance Plan (the “Plan”) and shall have an exercise price equal to the fair market value as of the date of grant.  Each of the Stock Options shall provide for vesting in equal 1/24th monthly increments over two years measured from the date of grant (of each Stock Option). The vesting terms of the option shall be adjusted if any other executive officer of Company is granted an option with more favorable vesting terms.

E.  Withholdings.  All compensation and benefits to Executive hereunder shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

ARTICLE IV.

EXPENSE ALLOWANCES AND FRINGE BENEFITS

A.  Paid Time Off.  Executive shall be entitled to twenty (20) days, plus one (1) additional day for each completed year of employment with the Company, of annual paid time off during the term of this Agreement.

B.  Benefits.  During the term of this Agreement, the Company shall also provide Executive with the usual health insurance benefits it generally provides to its other senior management employees. As Executive becomes eligible in accordance with criteria adopted by the Company, the Company shall provide Executive with the right to participate in and to receive benefits from accident, disability, medical, pension, life insurance, bonus, stock, profit-sharing and savings plans and similar benefits made available generally to employees of

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the Company as such plans and benefits may be adopted by the Company, provided that Executive shall during the term of this Agreement be entitled to receive at a minimum standard medical and dental benefits similar to those typically afforded to Chief Executive Officers in similar sized life science companies. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time.

C.

Business Expense Reimbursement.  During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided Executive properly accounts therefore.

D.

Business Class Travel. During the term of this Agreement, Executive shall be entitled to Business Class air travel for all intercontinental and intracontinental flights of three (3) hours duration or longer.

ARTICLE V.

CONFIDENTIALITY

A.  Proprietary Information.  Executive represents and warrants that he has executed and delivered to the Company the Company's standard Confidentiality, Inventions and Non-Solicitation Agreement in form acceptable to the Company's counsel, and attached hereto as Exhibit __.

B.  Return of Property.  All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information as defined in the Confidentiality, Inventions and Non-Solicitation Agreement, and agrees not to make or retain copies, reproductions or summaries of any such property.

ARTICLE VI.

TERMINATION

A.  By Death.  The period of employment shall terminate automatically upon the death of Executive. In such event, the Company shall pay to Executive's beneficiaries or his estate, as the case may be, any accrued Base Salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, any accrued paid time off pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively "Accrued Compensation"), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company's obligations hereunder shall terminate.

B.  By Disability.  If Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 90 days in the aggregate in any 365-day period, then, to the extent permitted by law, the Company may terminate the employment on the 90th day of such incapacity. In such event, the Company shall pay to Executive all Accrued Compensation, and shall continue to pay to Executive the Base Salary until such time (but not more than 90 days following termination), as Executive shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company, which disability policy shall provide for full payment of Executive's Base Salary during the period of disability, but no other compensation or reimbursement of any kind, and thereafter the Company's obligations hereunder shall terminate. Nothing in this Section shall affect Executive's rights under any disability plan in which he is a participant.

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C. By Company for Cause.  The Company may terminate Executive's employment for Cause (as defined below) without liability at any time with or without advance notice to Executive. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate. Termination shall be for "Cause" in the event of the occurrence of any of the following:

(i)    Executive's continued and deliberate neglect of, willful misconduct in connection with the performance of or refusal to perform Executive's duties in accordance with, Article II of this Employment Agreement; or

(ii)        the determination by the Company's Board of Directors that Executive has committed an act or acts constituting a felony or other act involving dishonesty, disloyalty or fraud; or

(iii)       the determination by the Company's Board of Directors that Executive has engaged in willful misconduct that causes or is likely to cause a financial injury to the Company or any of its subsidiaries, including, without limitation, Executive's embezzlement of the funds of the Company or any of its subsidiaries or theft of the property of the Company or any of its subsidiaries or fraud against the Company or any of its subsidiaries, or any of their customers.

D.  At Will.  At any time, the Company may terminate Executive's employment without liability other than as set forth below, for any reason not specified in Section 6.C above, by giving thirty (30) days advance written notice to Executive: provided that if it does so elect the Company shall continue to pay Executive's base salary in accordance with Article III A and provide the benefits to Executive in accordance with Article III B until the later of (i) the last day of the then-current Initial Term Expiration Date or Renewal Employment Terms, as the case may be, and (ii) that date which is eighteen (18) months following such termination date. If the Company elects to terminate Executive pursuant to this Section 6.D prior to a Change in Control, and Executive has not entered into an Employment Agreement under comparable terms and conditions with the surviving entity following a Change in Control, the Company shall pay to Executive all Accrued Compensation and shall continue to pay to Executive as provided herein Executive's Salary for eighteen (18) months from the date of such termination as severance compensation. If the Company or its successor elects to terminate Executive pursuant to this Section after a Change in Control, the Company (or its successor) shall continue to pay to Executive as provided herein Executive's Salary for eighteen (18) months from the date of such termination as severance compensation Severance compensation shall be six (6) months of Base Salary until the Company has achieved the earlier of (a) Adequate financial resources to support severance compensation; (b) Company obtains a commitment to receive adequate financial resources to support severance compensation; or (b) closing of Company’s Series B equity financing.

In addition, upon any termination under this Section 6.D., all of the Executive's stock shall become exercisable in full and all shares of stock of the Company purchased by the Executive and awarded to Executive under the Plan shall become fully vested. Upon payment of the severance benefits described herein, all obligations of the Company (or its successor) shall terminate    During the period when such severance compensation is being paid to Executive, Executive shall not (i) engage, directly or indirectly, in any other business activity that is competitive with, or that places him in a competing position to that of the Company or any Affiliated Company (provided that Executive may own less than two percent (2%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to hire on behalf of himself or any other party any employee or exclusive consultant of the Company. The foregoing negative covenants are in addition to any obligations of Executive pursuant to the Confidentiality, Inventions and Non-Solicitation Agreement. If the Company terminates this Agreement or the employment of Executive with the Company other than pursuant to Section 6.A, 6.B or 6.C, then this Section 6.D shall apply.

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E.  Constructive Termination.  In the event that the Company shall materially reduce the powers and duties of employment of Executive resulting in a material decrease in the responsibilities of Executive which are inconsistent with Executive acting as Chief Executive Officer or President of the Company, or change Executives place of employment requiring Executive to relocate to an alternative location, such actions shall be deemed to be a termination of employment of Executive without cause pursuant to Section 6.D. In the event of a Change in Control of the Company in which the Company shall become a division or subsidiary of a larger organization, references to the Chief Executive Officer of the Company shall be deemed to mean the Chief Executive Officer of such division or subsidiary for purposes of this Section 6.E.

1.  Change in Control.  For purposes of this Agreement, a "Change in Control" shall have occurred if at any time during the term of Executive's employment hereunder, any of the following events shall occur:

a. The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

b. A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (1) had been directors of the Company 24 months prior to such change; or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

c. Any "person" (as such term is used in Section 13(d) and Section 14 of the Exchange Act) by the acquisition of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock") except that any change in the relative beneficial ownership of the Company's securities resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company. Thus, for example, any person who owns less than 50% of the Company's outstanding shares, shall cause a Change in Control to occur as of any subsequent date if such person then acquires an additional interest in the Company which, when added to the person's previous holdings, causes the person to hold more than 50% of the Company's outstanding shares.

The term "Change in Control" shall not include a transaction, the sole purpose of which is to change the state of the Company's incorporation.

ARTICLE VII.

GENERAL PROVISIONS

A. Directors and Officers Insurance. The Company shall, at its own expense, at all times maintain a minimum of $2,000,000 (Two Million Dollars) Directors and Officers insurance.

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 B. Key Man Insurance. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

C. Indemnification. The Company shall, at its own expense, defend, indemnify and hold harmless Executive from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys' fees and disbursements) (i) relating to or arising out of the Company's actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Executive; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Executive’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Executive hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.

D. Approval of Public Communications and Press Releases. Management Company and Company agree that any and all public announcement regarding Management Company or Non-employee Interim CEO must be approved by Management Company in advance.

E.  Governing Law.  The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company's headquarters and principal place of business shall be located in California, it is appropriate that California law govern this Agreement.

F. Assignment; Successors; Binding Agreement.
1. Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof.

2.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

3.  This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legates or other designee or, if there be no such designee, to his estate.

G.  No Waiver of Breach.  The waiver by any party of the breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach.

H.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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To the Company:	To the Executive:
Genesis Bioventures Inc.	Douglas C. Lane
Address	5946 Busch Drive
City, State (Province)	Malibu, CA 90265

Attn: Chief Executive Officer

with a copy to

Corporate Counsel Esq.

Law Firm

Address

City, State (Province)

I.  Modification; Waiver; Entire Agreement.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

J.  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

K.  Controlling Document.  The parties agree that, as of the Financing Date, this Agreement supersedes any and all prior employment agreements between the Company and Executive, but does not supersede any other agreements between Company and Executive, including but not limited to, the Plan, any stock option agreements or common stock purchase agreements entered into pursuant to the Plan, and the Genesis Bioventures Employees' Handbook and Policies, except as expressly provided herein. In case of conflict between any of the terms and conditions of this Agreement and the documents herein referred to, the terms and conditions of this Agreement shall control.

L.  Executive Acknowledgment.  Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

M. No Strict Construction. The language used in this Employment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

N. Headings. The headings and other captions in this Employment Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Employment Agreement.

O. Binding Effect. This Employment Agreement will be binding upon and inure to the benefit of Executive, the Company, and their respective successors and permitted assigns. The Company will be entitled to assign its rights and duties under this Employment Agreement provided that the Company will remain liable to Executive should such assignee fail to perform its obligations under this Employment Agreement.

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P.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

Executed by the parties as of the day and year first above written.
GENESIS BIOVENTURES, INC.	DOUGLAS C. LANE
By:____________________________	By:______________________________
Name:	Name:
Title:	Title:

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EXHIBIT A

INCENTIVE BONUS

Given as a reward for accomplishing performance goals established by the Board of Directors of the Company, an incentive bonus target $50,000:

(Performance milestones to be determined by the board of directors and agreed to by Executive within 30 days following Commencement Date.)

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